Exhibit 99.1

Contacts:
Patrick Machado	Anne Bowdidge
Chief Business & Financial Officer	Sr. Director, Investor Relations
(415) 829-4101	(650) 218-6900

MEDIVATION EFFECTS A 2-FOR-1 FORWARD SPLIT OF ITS COMMON STOCK

San Francisco, CA – September 24, 2012 – Medivation, Inc. (Nasdaq: MDVN) today announced that it has effected a 2-for-1 forward split of all shares of its common stock and increased the authorized number of shares of common stock.

The Company amended its certificate of incorporation on September 20 and 21, 2012 to increase the number of authorized shares of common stock from 50,000,000 to 170,000,000 and to effect a forward stock split pursuant to which each outstanding share of the Company’s pre-split common stock was split into two shares of common stock, effective at 5:00 p.m. Eastern Time, on September 21, 2012. The shares of common stock issued pursuant to the forward stock split will be delivered to the Company’s stockholders of record as of the record date, September 7, 2012, at their respective addresses of record appearing on the books of the Company. The Company’s stockholders will not be required to surrender their existing certificates to receive the shares to be issued pursuant to the forward stock split. The number of shares of common stock issuable upon conversion of the Company’s outstanding 2.625% Convertible Senior Notes due 2017 will be automatically adjusted to reflect the forward stock split. The Company’s common stock will begin trading on a post-split basis on the NASDAQ Global Market at the opening of trading today, September 24, 2012.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at www.medivation.com.